UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange act of 1934

Date of Report (Date of earliest event reported):
  September 14, 2011

PLANTRONICS, INC.

(Exact name of Registrant as Specified in its Charter)

Delaware	1-12696	77-0207692
(State or Other Jurisdiction of Incorporation)	(Commission file number)	(I.R.S. Employer Identification Number)

345 Encinal Street
Santa Cruz, California 95060
(Address of Principal Executive Offices including Zip Code)

(831) 426-5858
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(d)On September 14, 2011 Plantronics, Inc. (“Plantronics”) announced the appointment of Bob Hagerty to the Plantronics Board of Directors.  Mr. Hagerty will also serve on the Nominating and Corporate Governance Committee of the Board of Directors and chair both the Strategy Committee and Mergers & Acquisitions Committee.
In connection with his election to the Board of Directors, Mr. Hagerty (i) was granted options to purchase 12,000 shares of Plantronics common stock at a price of $31.05 per share, pursuant to the amended and restated 2003 Stock Plan, (ii) will receive a standard quarterly non-employee director cash retainer of $12,500, (iii) will receive standard quarterly cash retainers for his membership on the Nominating and Corporate Governance Committee and Strategy Committee of $500 for each committee, (iv) is eligible to receive a restricted stock grant of 2,000 shares of Plantronics' common stock on the date of Plantronics' next annual meeting as well as an additional option grant to purchase 3,000 shares of Plantronics common stock on the date of Plantronics' next annual meeting at an exercise price equal to the closing price of Plantronics' common stock on that date, and (v) will enter into standard director indemnification and confidential information and invention assignment agreement with Plantronics.

A copy of this press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits

The following exhibits are furnished as part of this report.

Exhibit Number	Description

99.1	Press Release issued by Plantronics, Inc. dated September 14, 2011, entitled "Plantronics Announces Bob Hagerty as a New Board Member"

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 14, 2011	PLANTRONICS, INC.

	By:	/s/ Richard R. Pickard
	Name:	Richard R. Pickard
	Title:	Vice President - Legal, General Counsel and Secretary